Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Empire Resorts, Inc. and subsidiaries on Amendment No. 1 to Form S-3 of our report dated March 13, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Empire Resorts, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Empire Resorts, Inc. and subsidiaries for the year ended December 31, 2008.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Friedman LLP

Friedman LLP

New York, New York
May 8, 2009

1700 BROADWAY, NEW YORK, NY 10019 T 212.842.7000 F 212.842.7001 WWW.FRIEDMANLLP.COM OFFICES IN NEW YORK LONG ISLAND AND NEW JERSEY AND A MEMBER OF DFK WITH AFFILIATES WORLDWIDE